EXHIBIT 99.1
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CONTACTS:

            Karla K. Rosa                                Joanne Taylor
            Chief Financial Officer                      Media Relations Manager
            Extended Systems                             Extended Systems
            (208) 322-7575                               (208) 322-7575

                  EXTENDED SYSTEMS TO STRENGTHEN BALANCE SHEET
                        THROUGH REAL ESTATE TRANSACTIONS

     COMPANY EXPECTS TO ADD $6.1 MILLION IN CASH UPON CLOSE OF TRANSACTIONS

BOISE, IDAHO --(Sept. 3 2003)--Extended Systems (NASDAQ: XTND) announced today that the company has entered into two real estate transactions that are expected to add $6.1 million in cash to the company's balance sheet within the next 60 days.

First, the company has entered into a sale/leaseback transaction with Hopkins Financial Services for the company's corporate headquarters building and land in Boise, Idaho that is expected to add $4.6 million in cash to the company's balance sheet upon closing later this month. The company will sign a 10-year master lease for the building and will also have a 10-year option to repurchase the building from Hopkins at a price of $5.1 million. The transaction will be reflected as long-term debt on the company's balance sheet. Monthly payments of interest only will be paid at a rate of 9.2%. The company expects this transaction to close prior to the end of September.

The company also announced that it has entered into a purchase and sale agreement with Brighton Investments, LLC for the sale of excess land adjacent to the company's headquarters. Extended Systems expects to generate $1.5 million in cash upon closing, which is expected to occur within the next 60 days. The company expects to report a gain of approximately $1.0 million upon the close of this transaction.
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Because Extended Systems' corporate headquarters building and the adjacent land were owned debt free by the company, all proceeds from these two real estate transactions will flow directly to the company's balance sheet upon closing.

"During the past six months, Extended Systems has made several powerful, strategic moves to remain a leader in a highly competitive market," said Extended Systems CEO and President Charles Jepson. "The building and land transactions were planned to add cash to our balance sheet and increase confidence in the company's longevity. Unlike many of our competitors," Jepson continued, "Extended Systems has survived tough economic times by carefully controlling expenses, increasing software and services revenue, and delivering sound technology. We plan to remain very competitive in this market and to retain our ranking as one of the top wireless email and mobile middleware vendors in the world."

The Company also provided an update on its financial outlook for the quarter ending September 30, 2003. The company expects to report a restructuring charge of approximately $1.2 million in the September quarter. This charge is primarily related to severance charges resulting from the August resignation of Steven Simpson, the company's former president and CEO, in addition to a workforce reduction completed in August and September. The restructuring charge reflects approximately $450,000 in non-cash compensation resulting from accelerated vesting of employee stock options. Of the remaining $750,000, $ 300,000 is expected to be paid prior to the end of September and $450,000 will be paid over the next 15 months. The company expects an operating expense decrease of approximately $300,000 per quarter as a result of the restructuring completed in the first quarter of fiscal 2004.

Since the beginning of the July, the U.S. dollar has significantly strengthened relative to the Euro, British Pound Sterling and Canadian Dollar. As a result, the company also announced that it expects to report a foreign exchange loss in a range of $200,000 to $300,000 when the company's receivables from its international subsidiaries are revalued based on end-of-quarter foreign exchange rates.
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The company continues to project revenue of $7.4 to $8.5 million for the
September quarter and expects to report net operating profit, excluding the restructuring charge of $1.2 million, in a range of a loss of approximately $100,000 to an operating profit of approximately $650,000, consistent with the outlook provided on the company's July 28, 2003 earnings call.

ABOUT EXTENDED SYSTEMS

Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP), and customer relationship management (CRM). Extended Systems has more than 3,000 enterprise customers worldwide and key alliance relationships with Ericsson, HP, Handspring, IBM, Microsoft, Motorola, Nokia, Palm, RIM, Sharp, Siemens and Toshiba.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the company Web site.

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This press release contains forward-looking statements, including statements relating to the expected closing of the sale/leaseback transaction, the expected closing of the sale of the excess land, the expected addition of cash to the company's balance sheet in connection with such closings, and the expected gain to be reported upon closing the sale of the excess land; the company's ability to retain its competitive position in the wireless email and mobile middleware market; the expected restructuring charges in the first quarter of fiscal 2004 and the timing of the related cash payments; the expected operating expense reductions resulting from restructuring charges during the first quarter of fiscal 2004; future changes in the value of the U.S. dollar compared to the Euro, British Pound Sterling, and Canadian dollar, and the resulting expected foreign exchange loss expected to be recognized by the company in the first quarter of fiscal
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2004; and projected revenue and net operating profit or loss for the first quarter of fiscal 2004. These statements are subject to risks and uncertainties. These risks and uncertainties include the risks that the sale/leaseback transaction or the sale of the excess land will not occur when expected or at all; the risks that the restructuring charges or the changes in the value of the U.S. dollar relative to other currencies will be greater or less than expected; the risks associated with development of new products and product enhancements, the timely development and acceptance of new products and technologies, the perceived and realized benefits of mobile devices, continued growth in the markets for our products, overall economic conditions and the level of information technology spending by existing and potential customers, the timing of purchases by significant customers, and the impact of competitive products and pricing; and other risks as detailed from time-to-time in the company's SEC filings, including its 2002 Annual Report on Form 10-K filed on September 23, 2002 and 2003 Quarterly Reports on Form 10-Q filed on November 14, 2002, February 14, 2003, and May 15, 2003.